UNITED STATES DISTRICT COURT
               FOR THE NORTHERN DISTRICT OF GEORGIA
                         ATLANTA DIVISION

SECURITIES AND EXCHANGE            )
COMMISSION,                        )
                                   )
     Plaintiff,                    )
                                   )
vs.                                )    CIVIL ACTION FILE NO.
                                   )    1 98-CV-0803-RWS
                                   )
INTERNATIONAL HERITAGE, INC.,      )
et al.                             )
                                   )
     Defendants.                   )


       DEFENDANTS' MEMORANDUM IN OPPOSITION TO PLAINTIFF'S
             MOTION FOR A PRELIMINARY INJUNCTION AND
                     OTHER EQUITABLE RELIEF


                    I.  PRELIMINARY STATEMENT

     The SEC, acting ex parte and in the guise of furthering the public interest, has obtained a Temporary Restraining Order and other unwarranted, draconian relief designed to destroy the Defendants' legitimate business and the livelihood of tens of thousands of people. The SEC took this surprise action even though the SEC has known the details of the Defendants' business for more than eighteen months and has never advised them of the matters it alleges here. Defendants International Heritage, Inc. ("IHI" or the "Company"), Stanley H. Van Etten ("Mr. Van Etten"), Claude W. Savage ("Mr. Savage"), Larry G. Smith ("Mr. Smith") and International Heritage Incorporated ("Heritage Incorporated") (collectively the "Defendants") respectfully submit this Memorandum in Opposition to the SEC's request to continue these oppressive measures pending trial. As outlined below and as will be demonstrated at the evidentiary hearing scheduled to commence March 24, 1998, the SEC's action is neither necessary nor appropriate, either factually or legally, and is designed to pretermit any opportunity for the Company and certain of its principals to defend themselves here and to prevent them from otherwise engaging in legitimate business activity.
                            II.  FACTS
A.   History and Overview
     1.   The Company
     International Heritage, Inc. ("IHI") is engaged principally in the direct sale of nutritional and skin care products, telecommunications products, fine gold and precious stone jewelry, collectibles and pro-line golf products and accessories in the United States and Canada. IHI uses a network marketing distribution system to market these products of recognized value through catalog sales utilizing a network of independent retail sales representatives ("IRSRs") and catalog sales to end users. IRSRs are independent contractors who sell products from IHI at retail to the public or purchase them for personal consumption. IHI develops marketing materials used by IRSRs including, but not limited to, sales brochures, audio and video tapes, training manuals and business forms. Prospective IRSRs are only required to purchase a career kit for $100 to become affiliated with the company. No other material purchases are required for an individual to become an IRSR and to build a retail sales organization. IRSRs may purchase, at their option, additional marketing materials from the company to help develop their sales skills to assist in marketing company products and sponsoring and training new IRSRs.
     IHI negotiates for and secures the rights, through contract, license or other agreements, to market and sell the various products available to IRSRs. IHI's product lines include jewelry from E.B. Harvey, Jewels by Evonne and John Kragh Jewelers as well as fine collectible products manufactured by Lalique, Mark Hopkins, Sorrento, Mont Blanc, Lladro, Chilmark, Swarovski, Reid & Barton, Hummel, Bosca, Armani and other premium manufacturers. Additionally, in March 1997, IHI introduced long-distance telephone service for both residential and business customers from BTI (one of the nation's largest long-distance suppliers, based in Raleigh, North Carolina) and a new pro-line of golf products including golf equipment, clubs and accessories manufactured by Callaway, TaylorMade, King Cobra, Topflight, Titleist and others. The Company believes it is one of the first network marketing or direct sales companies to sell golf clubs, equipment and accessories.
     IHI has recently added a toll-free product order department which allows retail customers and IRSRs to telephone IHI directly to place catalog orders. Retail customers can purchase from IHI product catalogs which will have an IRSR identification number, and upon order entry, the IRSR responsible for distributing the catalog shall receive a commission from the sale.
     2.   Operations and Physical Plant
     IHI uses state-of-the-art technology and a full staff to service its IRSRs and retail customers. Customer service agents answer phones Monday through Saturday. There are several bilingual service agents, proficient in various languages, available to service IHI's IRSR and retail customers. Business is processed and entered on a daily basis. IRSRs also have technology support available 24 hours a day via the International Data Communications Center ("IDCC"), Fax on Demand, and the Internet to assist and provide support for all facets of the business. IHI conducts its operations through its headquarters in Raleigh, North Carolina, and presently leases approximately 60,000 square feet of office space for its executive offices and operation center. The Company employs more than 200 individuals, a large portion of which are minorities, handicapped individuals, and single parents. Additionally, the Company services its Canadian IRSRs through approximately a 7,800 square foot facility located in Toronto. This facility serves as the executive office, customer service and fulfillment facility for IHI's Canadian operations.
     3.   Compensation Plan
     IRSRs are compensated for sales of IHI products in accordance with the Company's compensation plan (the "Plan"). The Plan is copyrighted under federal law and, under IHI's written directions, IRSRs are not permitted to modify or create any derivative form or version of the Plan when presenting the business. IRSRs are required to purchase a retail business training kit for $100, which is the Company's cost, but no other payment is required of a person who wants to become an IRSR and benefit financially from their IHI relationship.
     IRSRs can benefit financially under the Plan in several ways. First, IRSRs may sell IHI products at a normal retail price to consumers, generating a profit for themselves directly, based on the difference between retail and the representative's cost (the wholesale price paid by an IRSR).
     Second, IRSRs may undertake to build a retail sales organization ("RSO") and earn commissions on sales made by other IRSRs in the RSO ("override commissions") as well as bonuses by helping or managing other IRSRs in their RSOs. Before an IRSR may qualify to benefit from the sales of other IRSRs, he or she must establish and qualify a retail business center. This, too, may be accomplished by an IRSR without the payment of any monies to IHI for anything other than wholesale products (nutritional and skin care products through IHI's preferred customer program and the sale of BTI long distance telephone services) which the IRSR receives and uses in his or her business or personally. In addition, an IRSR can purchase other wholesale products, which the IRSR can sell at retail price or use in his or her business or personally. Until March 13, 1998, when, as described below, the Company announced at its annual meeting for IRSRs the new plan authorized by the IHI Board of Directors, an IRSR could also certify a retail business center by making a down payment on the product being purchased and earning out the rest of the purchase price from commissions on sales to or by those in his RSO. But here too, no cash benefit was received by an IRSR until the product ordered by the IRSR was paid for fully and shipped by the Company.
     Finally, IRSRs can benefit by saving money on their discounted wholesale purchases of Company products for personal use.
     Under the Plan, the maximum earning potential for a single retail business center is $1,000 per week in override commissions on retail sales of company products and $1,500 per week in bonuses, for a maximum total compensation of $2,500 per week. Each retail business center must requalify every quarter in order to permit the IRSR to continue earning override commissions and bonuses. In order to requalify, the retail business center must accumulate certain minimum business volume. As noted above, the Company's compensation Plan has been modified as a result of the IHI Board of Directors' decision in November 1997 to eliminate any possibility of an IRSR being able to establish a retail business center without someone, whether a customer or the IRSR, paying for and receiving retail products.
     IRSRs have quarterly retailing requirements of 12 company products, six of which must be sold to non-IRSRs in order to earn override commissions and bonuses. The Company's new compensation plan, which involves detailed training, organization, and product materials which had been under preparation for several months, is called the Flex-Level Compensation Plan (the "Flex Plan"). It provides a unique type of compensation for IRSRs for the sale of the Company's nutritional and skin care products. The Flex Plan is intended to work in conjunction with the Company's base compensation plan and provide various degrees of commissions on the sales of nutritional and skin care products.
     IHI's marketing programs, compensation plans and operations have been structured to fit within the "Amway safeguards" in order to avoid either the appearance or fact that IHI is operating an illegal pyramid scheme. These safeguards were recognized as appropriate in the 1979 Federal Trade Commission Amway decision In the Matter of Amway Corp., 93 F.T.C. 618 (1979).
     4.   Competition
     IHI operates in a highly competitive business and competes with a number of established network marketing companies, including Amway (disposable goods distribution), Shaklee (health products distribution) and Mary Kay (beauty products distribution). IHI competes not only for the sale of products, but also for the services of successful IRSRs. Additionally, IHI competes with traditional storefront retail sellers of fine jewelry, fine collectibles, and pro-line golf products.
     5.   Compliance
     Regulations regarding network marketing companies are complex and overlapping and vary from jurisdiction to jurisdiction. Network sales programs are affected by combinations of business opportunity, franchise, securities, anti-pyramid, network distribution and state lottery statutes, as well as U.S. Post Office lottery and Federal Trade Commission fraud regulations. IHI has taken significant measures to comply with the various laws that would apply to it in the jurisdictions in which it currently operates and has created a training program and Compliance Department ("Compliance") to monitor IRSR adherence to IHI's policies and procedures designed to ensure compliance with the various laws that govern its business. IHI's corporate compliance department currently employs fourteen (14) persons whose primary functions are to investigate and discipline violations of IHI's policies and procedures. IHI devotes significant efforts and resources to monitoring its operations and sales force.
     6.   The Individual Defendants
     Mr. Van Etten is the President, Chief Executive Officer ("CEO") and Chairman of the Board of IHI and Heritage Incorporated. Messrs. Savage and Smith are Directors of IHI and Heritage Incorporated and are IRSRs, but they are not involved in the day-to-day management of the business.
B.   The SEC Action
     On March 16, 1998, the SEC, after spending approximately eight months conducting an informal private investigation into the activities of IHI (during which IHI voluntarily produced voluminous materials and provided four
(4) persons for testimony as requested by the SEC, including the three individual Defendants named in this action), filed a Complaint for Injunctive and Other Relief in this Court. The Complaint alleges violations of Sections 5(a), 5(c), and 17(a) of the Securities Act of 1933, Sections
10(b) and 15(d) of the Securities Exchange Act of 1934, and Rules 10b-5 and 15d-11 promulgated thereunder. The SEC seeks disgorgement and civil penalties against the Defendants. At the same time, the SEC sought and obtained, without any notice whatsoever to the Company or any of the individual defendants, a Temporary Restraining Order and the draconian relief of a Receiver and an asset freeze. On March 18, 1998, after a hearing where the SEC strenuously opposed any relief for the Company from the Court's March 16, 1998, Orders, the Court entered a clarifying Order under which the Company is allowed to keep its doors open and engage in sharply curtailed business activity, which, if continued for any appreciable period, will result in a total shut-down of the Company.
                          III.  ARGUMENT
A.   The Legal Standards Applicable To This Action
     The SEC cannot prevail on its motion for a preliminary injunction unless it can make a "proper showing" that "any person is engaged or is about to engage in acts or practices" in violation of the Securities Act or the Exchange Act. Section 20(b) of the Securities Act, 15 U.S.C. Section
77t(b); Section 21(d)(1) of the Exchange Act 15 U.S.C. Section 78t(d)(1).
To make such a proper showing, the SEC must offer "positive proof" of the likelihood of future violations, which requires the SEC to "go beyond the mere fact of past violations and offer `positive proof' of the likelihood of further violations in the future." SEC v. Warner, 674 F. Supp. 841, 844 (S.D. Fla. 1987); SEC v. Blatt, 583 F.2d 1325, 1334 (5th Cir. 1978). Where the SEC
fails to make a showing of the "reasonable likelihood" that a defendant will violate the securities laws prior to the date for trial, the SEC's motion for preliminary injunction must be denied. SEC v. Warner, 674 F. Supp. 841, 844 (S.D. Fla. 1987); see also SEC v. Caterinicchia, 613 F.2d 102 (5th Cir.
1980).
     In determining whether an injunction should issue in SEC cases, the courts have looked to the totality of the circumstances, and fashioned a group of factors to be considered:
     (1)  the egregiousness of the defendant's actions;
     (2)  the isolated or recurrent nature of the infraction;
     (3)  the degree of scienter involved;
     (4) the sincerity of the defendant's assurances against future violations;
     (5)  the defendant's recognition of the wrongful nature of his conduct;
          and
     (6) the likelihood that the defendant's occupation will present opportunities for future violations.
SEC v. Blatt, 583 F.2d 1325, 1334 n.29; SEC v. Nadel, No. 90-6401, 1991 U.S.
Dist. LEXIS 17849 (S.D. Fla. Aug. 28, 1991); SEC v. Carriba Air, Inc., 681 F.2d 1318, 1322 (11th Cir. 1982).
     As demonstrated below, the SEC cannot satisfy the requirement of "positive proof" of the likelihood of future violations.
     The legal standards applicable to the other continuing interlocutory relief sought by the SEC show why the SEC is not entitled to that relief here. First, in deciding whether or not to appoint a receiver, the Court must determine that appointment of a receiver is "necessary to prevent the dissipation of a defendant's assets pending further action by the court." SEC
v. the American Bd. of Trade, Inc., 830 F.2d 431, 436 (2d Cir. 1987). The Fifth Circuit has stated that the appointment of a receiver is necessary "in instances in which the corporate defendant, through its management, has defrauded members of the investing public; in such cases, it is likely that, in the absence of the appointment of a receiver to maintain the status quo, the corporate assets will be subject to diversion and waste." SEC v. First Fin. Group, 645 F.2d 429, 438 (5th Cir. 1981). Only upon a "prima facie showing of fraud and mismanagement" may the Court appoint a receiver. SEC v. Keller Corp., 323 F.2d 397, 403 (7th Cir. 1963). Obviously, this is not relief to be granted lightly; it invariably rings the death knell for the receivership entity.
     Second, while the freezing of assets in an SEC enforcement action may be used to assure that funds which become due can be collected, SEC v. Unifund SAL, 910 F.2d 1028, 1041 (2d Cir. 1990), the decision to order a temporary freeze of assets in an SEC enforcement action "requires particularly careful consideration." SEC v. Manor Nursing Ctrs., Inc., 458 F.2d 1082, 1105 (2d Cir. 1972). An unwarranted freezing of assets will undoubtedly undermine the Court's goal of compensating investors, should the SEC ultimately prevail, because the freeze will disrupt the Company's business affairs so as to financially destroy the business. Id. at 1106. Therefore, in determining whether to order an asset freeze, "the court must weigh `the deleterious effects' the freeze may have on the defendants' business against `the considerations indicating the need for such relief.'" SEC v. Current Fin. Servs., Inc., 783 F. Supp. 1441, 1443 (D.D.C. 1992) (citing Manor Nursing, 458 F.2d at 1106).
B.   The SEC's Claims Are Without Merit
          The Establishment of IHI's Business Centers Do Not Involve The Sale of Securities

     The sine qua non of an SEC action is the offer, purchase or sale of a security; otherwise the SEC has no authority to be here and the Court has no jurisdiction to act. Here, the SEC contends that the Company's method of establishing retail business centers, at least in part, involves the sale of a security. While the SEC may have had a colorable--but incorrect--argument on this point in the past, there is no question that IHI's present operation permits no serious argument that the sale of securities is involved. We analyze both the past and present business arrangements below.
     The SEC contends that the Defendants are offering and selling securities in the form of "investment contracts" as defined at Section 2(1) of the Securities Act (15 U.S.C. Section 77b(1)), and Section 3(a)(10) of the Exchange Act (15 U.S.C. Section 78c(a)(10)). Although the term "investment contract" is included in the definition of a security under both Acts, the term was not given any substance until the Supreme Court's landmark opinion in SEC v. W.J. Howey & Co., 328 U.S. 293 (1946).
     In Howey, the Supreme Court stated that "an investment contract for purposes of the Securities Act means a contract, transaction or scheme whereby a person invests his money in a common enterprise and is led to expect profits solely from the efforts of the promoter or a third party...."  Howey, 328 U.S.
at 298-99, 66 S.Ct. at 1103.
     The SEC correctly notes (Memorandum in Support, p. 15) that the Eleventh Circuit has recognized the Howey test, as rearticulated in United Hous. Found., Inc. v. Forman, 421 U.S. 837 (1975), thusly: "the presence of an investment in a common venture premised on a reasonable expectation of profits to be derived from the entrepreneurial or managerial efforts of others." Villeneuve v. Advanced Bus. Concepts Corp., 730 F.2d 1403, 1404 (11th Cir.
1984) (en banc). Paying lip service to this controlling law, the SEC glosses over the heart of the element it must prove to prevail: that any expectation of profits is to be derived from the entrepreneurial or managerial efforts of others. Thus, the SEC contends, without any support whatsoever, that "the IHI program was plainly designed and marketed to give an investor the expectation that the fabulous returns he would receive would come from the efforts of other individuals in his `downline.'" (Memorandum in Support, p. 16).
     This contention is erroneous and demonstrates the fallacy of the SEC's position here. First, no one can seriously suggest that the IHI program has ever provided an "expectation of fabulous returns." It cannot be disputed that all of IHI's materials specify the maximum weekly commission compensation to an IRSR for business center sales by his or her RSO as $2,500 per week with detailed explanations showing the amount of retail product sales and hard work necessary to achieve these results. Moreover, the IHI materials stressed the necessity for IRSRs to work with those in their RSOs to make a success of the business.
     Second, unlike all of the cases cited by the SEC where the common enterprise was with, and the expectation of profits derived from the efforts of, the promoters or an existing third party, here the SEC makes the incredible leap of logic that the "efforts of others" element is satisfied by those in the IRSR's potential "downline." But a prospective IRSR could hardly have a reasonable expectation of profits to be derived from the efforts of people not even in the enterprise yet and who may not even have been known to the potential IRSR. The SEC's theory here not only flies in the face of the law; it flies in the face of logic.(1)
     Thus, upon application of the key element here, the "efforts of others" element of the Howey test, the Court will see that the argument is no more than a plea that this Court disregard what the Supreme Court has said and accept the SEC's view that, essentially "any efforts" from even unknown others meets the Howey test. Acceptance of the SEC's contention would be contrary to binding precedent and would stand the investment contract test on its head.
     Even if the "efforts of others" the SEC pointed to were the efforts of IHI, the SEC's case would still fail. For example, in Villeneuve, en banc, the Eleventh Circuit held that the Defendant there was not selling securities in the form of investment contracts because the "efforts of others" test was not met. The purchaser of an area agreement for a self-watering, flower planter business was required to periodically check and restock his displays with planters he ordered from the defendant once the defendant identified and established locations for the business. The Court held that it could discern no basis for concluding that the profits which the purchaser of the area agreement expected to
--------------------------
(1) While the SEC does provide a handful of anecdotal declarations from people who never even became involved in the program to recite their understanding of IHI's program, that hardly suffices as the kind of evidence necessary to prove that the IHI program involved a security.
--------------------------
 realize were to be derived from the defendants' entrepreneurial or managerial efforts. Id. at 1404.
     In the instant case, IRSRs earn substantial profit from retail product sales. IHI representatives must participate in the training and management of their down-line sales organizations to foster their productivity. Additionally, they must have 12 retail sales of product including six to non-IRSRs each quarter in order to earn override commissions and bonuses. No retail sales business volume is generated by recruiters. IRSRs meet with prospective purchasers, negotiate with local business for catalog placement, organize sales and training meetings and frequently work long hours to maximize the potential for their businesses. It is the efforts of the IRSRs, not of others, which are significant to their profit.
     The success of distributors' IRSRs depends on their efforts in selling the products and services offered by IHI. To that end, representatives are required to become familiar with and market the Company's products. They must attend regular training programs and engage in significant efforts involved in the ordering and delivery of products. While representatives may be successful in building sales organizations, the success of those sales organizations and the ability of any representative to receive a profit is dependent upon their ability to market the Company's products and services.
In order for any business center to receive any override commission or bonus, retail sales business volume ("RSBV") of 1000 must be generated by each of the two subordinate legs of the retail business center. That can only be done by the sale of product by the subordinate representative or sales to him or her for either resale or personal consumption. That subordinate representative's recruitment of other individuals as distributors for the Company is insufficient to generate the business volume necessary to create any override commission or development bonus. Accordingly, IRSR's expectations of profit are not inextricably tied to the efficacy of the Company's efforts. The SEC's oft stated contention that commissions and bonuses can be earned without any product being "shipped"-even though not really relevant-is simply wrong.
     The SEC cannot sustain its burden that International Heritage business centers constitute securities because the expectation for profits derived solely from the efforts of others is not present.
C.    The Defendants Have Not Committed Fraud
     The SEC has alleged that the Defendants have engaged in conduct violative of the securities anti-fraud provisions. To prevail, the SEC must prove that the Defendants, acting with scienter,(2) made material representations or omitted material facts in the offer or sale of securities. The SEC alleges such fraud in the establishment of retail business centers (contending they are securities), in connection with the sales of IHI notes offered in a non-public offering in 1997, and in an SEC filing on Form 8-K made in March 1998. None of these allegations has merit: some are
-----------------------------
(2)  Except as to Sections 17(a)(2) and (3) of the Securities Act.
-----------------------------
unsupported and unsupportable in fact and the remainder are immaterial as a matter of law.
     First, the facts. The SEC contends that the Defendants failed to disclose increased losses to investors in IHI's 1997 note offering. But, the increased losses were disclosed. Second, the Commission alleges that IHI failed to disclose that it was operating a pyramid scheme, that it was a model of corporate compliance and regulatory [sic] right, as well as certain background information relating to Mr. Van Etten.
     1.   The Materiality Test
     The Commission's allegations are immaterial. In Basic Inc. v. Levinson, 485 U.S. 224 (1988), the Court expressly adopted, in the context of Section10(b) and Rule 10b-5 claims, the materiality standard set forth in
TSC Indus. v. Northway, Inc., 426 U.S. 438 (1976). The Levinson Court endorsed a fact-specific inquiry which "depends on the significance the reasonable investor would place on the withheld or misrepresented information." 485 U.S. at 240.
-----------------------------
(3) See the Declarations of Sarah Johnson; Arnold N. Troeh, Ph.D.; Alan J. Moore; Steve A. Lee; Steven K. Hagen; James P. Mayo; Lynn Simonson and Eunice Simonson; Jean Wedin; BCD Farms, Inc.; Mark S. Griffin, M.D.; Donald C. Olson and TamiJo Olson; Dorcas Liu; Lois Coonc; Pamela A. Johnson; Gale Simonson and Leroy Simonson; Claude H. Lewis; William D. Griffin (Leisure Time Rentals); Eric J. Geoffroy; Lloyd Geoffroy, Jr.; Harry B. Mains; John A. Neal; Richard Masi; Randall J. Johnson; John D. LeBlanc; Charles T. Hilton, Jr.; Josette A. Broussard; Carlan J. Hanks; Randy Tolf; Jeffery Langness; Norbert Louis Ming; Egbert Louis Ming; Howard J. Hammond; Daniel R. Madung; and David Martin and Tricia Martin, filed contemporaneously with this Memorandum.
-----------------------------
      In TSC Industries, the Court held that the general standard of materiality is: "[a]n omitted fact is material if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote."(4) 426 U.S. at 449. The Court further explained this standard as, "there must be a substantial likelihood that the disclosure of the omitted fact would have been viewed by the reasonable investor as having significantly altered the total mix' of information made available." Id.
     2.   Defendants Are Not Engaged in An Illegal Pyramid Scheme
     The Commission has alleged that IHI's business activities constitute an illegal pyramid scheme and therefore necessarily runs afoul of the securities antifraud provisions. Nothing can be further from the truth. IHI is a legitimate network marketing company engaged in the sale of quality products and services to its distributors and on a retail basis.
     The focus of pyramid schemes is to exact a substantial fee from participants for the right to recruit other participants into the program.
The marketing plans generally require a person seeking to become a distributor to pay a large sum of money as an entry fee (called a "headhunting fee") or to purchase a large amount of nonreturnable inventory ("inventory loading"). In
------------------------------
(4)  The Court adopted this standard for Section 10(b) and 10b-5 in
Levinson, but in TSC Industries the standard was in the context of Rule 14a-9.
------------------------------
exchange, the new distributor would secure the right to recruit others who would, in turn, pay large sums of money as headhunting fees or purchase large amounts of inventory with some of this money going to the recruiter.
     In the program described in SEC v. Koscot Interplanetary, Inc., 497 F.2d 473 (5th Cir. 1974) a favorite reference in the SEC's Memorandum, different levels of participation in the marketing plan were available, offering different levels of compensation, for varying amounts of investment. For an investment of $1,000, a supervisor could receive a 55% discount from retail price on goods. In addition, if that supervisor introduced a prospect to Koscot, he/she would receive $600 of the $1,000 investment. Thus, by securing two new investors, a distributor could begin to turn a profit. A person could also invest $5,000 with Koscot to purchase cosmetics at an even greater discount and sponsorship of a $5,000 investor would result in a $3,000 commission. Thus commissions were directly tied to recruitment. Id. at 475.
     Another tactic used in pyramid schemes is the avoidance of an explanation of the program to potential recruits prior to their attendance at a meeting. Promoters hold out the prospect of substantial earnings but say nothing about the nature and workings of the program with the objective of tantalizing prospective members through the elements of "curiosity, enthusiasm and money." In Koscot, for example, sales trainees and independent sales agents were encouraged to present a false facade of success to encourage recruits to invest. Finally, in a pyramid scheme, the product is vastly overpriced and merely incidental to the real business of the scheme which is the endless recruitment of additional salespersons.
     IHI's business is markedly different than that traditionally associated with a pyramid scheme. The distributors are not required to pay large sums of money as "headhunting fees," nor are they required to purchase a large amount of nonreturnable inventory. All that is required to become an IRSR for IHI is, as noted above, the payment of the $100 to purchase the not-for-profit career kit. Moreover, unlike Koscot, IRSRs begin on an equal footing in terms of potential compensation. The International Heritage program is fully and completely explained through the use of a scripted presentation and a slide show (although a flow chart may be used in some cases). The Company has strict policies against diverging from the script. Finally, while the potential maximum earnings for a retail business center are spelled out in the presentation, with associated warnings that these numbers are not "meant as income projections, nor are they indicative of any [IRSR's] existing or future income." In fact, IRSRs are prohibited from making specific income projections and the use of hypotheticals in explaining the compensation program is clearly indicated as such.
     The IHI program is designed to promote the generation of profits through the retail sales of products to the consuming public, ensure a conservative, realistic presentation of both the program and business opportunity to prospective representatives, and provide a fairly priced and demonstrably beneficial service to its members. It is not a case in which the only effort required of a representative is to secure other representatives to participate in the program. Company materials, presentations and communications repeatedly emphasize that a company representative or director must expect to work hard at retail selling in order to turn a profit in his or her business. Moreover, as the SEC's own exhibits show, IHI strives to ensure that its program is marketed without unnecessary hype, "get rich quick" stories, or misrepresentations about the business. Finally, all representatives agree they must exercise supervisory responsibilities upon all other representatives within their sales group. There is no question that IHI is marketing a fairly priced, intrinsically valuable product. The intrinsic worth of its product and effectiveness of IHI's basic marketing objective of selling merchandise to the retail consumer distinguish the IHI opportunity from the pyramid schemes of the past.
     IRSRs do not receive commissions or profit from their recruitment of other individuals, but through the building of a retail sales organization engaged in the sale of IHI's products and services. Theoretically, in a pyramid scheme, a market may become saturated and the supply of new potential recruits dry out leaving most of those involved without a means of recouping the money they paid to join. The mathematical saturation approach, while attractive for the SEC's purposes of alleging fraud, is posited without regard to the actual facts, or even reality. Its use as a government tool to make such fraud charges was explicitly rejected more than twenty years ago in Ger-Ro-Mar, Inc. v. Federal Trade Comm'n, 518 F.2d 33 (2d Cir. 1975). In Ger-Ro-Mar, the court noted
     The sole evidence to support the Commission's holding that the plan is inherently unfair and deceptive, is a mathematical formula, which shows that if each participant in the plan recruited included only five new recruits each month and each of those recruited five additional recruits in the following month, and this process were allowed to continue, at the end of only 12 months the number of participants would exceed 244 million, including presumably the entire staff of the FTC.  The Commission concludes that this, in effect, is the impossible dream and that the siren song of
     Symbra'Ette must be stilled. . . . However, we live in a real world and not fantasyland.

     . . . [T]he fact is that Symbra'Ette, which commenced business in 1963, did not reach its peak in distributorships until 1972 when it had attracted some 3,635 distributors. The record does not indicate the geographical distribution of these vendors, and we have no study or analysis in the record which would realistically establish that some recruiting saturation exists which would make the entry of additional distributors and the recruitment of others potentially impossible in any practical sense. While the Commission need not establish actual deception by the testimony of disappointed entrepreneurs, it has failed entirely to establish a potential threat. Not all Americans aspire to the calling in issue and not all who are attracted will continue indefinitely. Id. at 37. (footnote omitted).

     In any event, concerns of saturation are not present in IHI's business. First, it must be pointed out, there is a natural, significant attrition rate of approximately 20% among people involved in the network marketing business. Additionally, since business owners are encouraged to sell products to friends, relatives, business associates, etc., there is little overlap in the distribution network for product.
     3.   IHI Did Not Misstate its Attitude Regarding Compliance
     The SEC also alleges that the Defendants have misrepresented IHI's approach to the myriad regulatory bodies it faces. IHI's representations regarding its approach to corporate compliance and regulatory relations is not a misrepresentation. The Staff has alleged that IHI's belief and representation that it is "regulatory [sic] right" constitutes misrepresentation in light of the firm's agreements with the North Carolina Attorney General's office, the Georgia Department of Consumer Affairs, and the State of Florida to assure that IHI's programs comply with the laws of those respective States. To the contrary, these matters reflect not a history of non-compliance, but rather corporate intent and philosophy of dealing with its business and the regulations governing its business in a forthright and responsible manner. Rather than burying its corporate head in the sand, IHI strives to work with its regulators to remain in good standing and to address in a timely and forthright manner any concerns which those regulatory bodies may possess. Moreover, in no case has any state or federal agency precluded IHI from conducting business in their jurisdiction.
     4. Mr. Van Etten's Personal Bankruptcy Was Not Required to be Disclosed The extent to which the SEC is willing to go to allege fraud here is shown by the smear that it was fraudulent for the Defendants not to disclose Mr. Van Etten's prior personal bankruptcy and related IRS tax lien. The IRS tax lien occurred in June of 1990 and Mr. Van Etten filed personal bankruptcy in March of 1991, as a result of a significant tax liability and the commencement of foreclosure proceedings on his home. On the advice of counsel, in the interest of protecting himself and allowing time in which to deal with these problems, Mr. Van Etten filed his personal bankruptcy as a defensive maneuver. With the exception of a small portion of his obligations which were discharged, Mr. Van Etten ultimately satisfied all of his financial obligations, including the tax lien. But these items are not material facts requiring disclosure under the federal securities laws.
     The Staff's suggestion that such information might have been required to be closed, assuming arguendo that IHI is engaged in the sale of securities, is without merit. Item 401 of Regulation S-K requires the disclosure of personal bankruptcies of company management that are material and have occurred within the five years prior to the date of entry (emphasis added). Mr. Van Etten's personal bankruptcy is not material as a matter of law with respect to the Form 8-K filed by International Heritage, Inc. on or about March 6, 1998, as well as the "term sheet" for the convertible notes offering dated July 1997, as outside of the five-year limitation contemplated by Regulation S-K.
     Item 401(f) of Regulation S-K states that the required disclosure for involvement in certain legal proceedings regarding directors, persons nominated to become a director or executive officers is disclosure of those proceedings which occurred during the past five years and which are material to an evaluation of the ability or integrity of such persons; some courts, however, have required disclosure of legal proceedings outside this five year limitation. See SEC v. Scott, 565 F.Supp. 1513, 1527 (S.D.N.Y. 1983), aff'g, 734 F.2d 118 (2d Cir. 1984); Bertoglio v. Texas Int'l Co., 488 F.Supp. 630, 661 (D. Del. 1980) (finding that five years was only a minimum disclosure standard); but see United States v. Yeaman, No. 96-51-03, 1997 U.S. Dist. LEXIS 2678, *31-2 (E.D. Pa. Mar. 10, 1997) (finding that SEC release numbers 5949 and 5758 are inconsistent with plain language of Regulation S-K, and therefore SEC's interpretation of duty to disclose outside five years is incorrect).
     In Bertoglio, the court noted that "[p]laintiff's proxy materials disclosed some, though not all, of Ling's financial history . . . [which presented] TI shareholders . . . with an unflattering, though arguably incomplete, picture of Ling's financial background." 488 F.Supp. at 659-60. This left the shareholders "unaware of arguably relevant indicators of Ling's fitness to serve as a director." Id. at 660. Plaintiff's defense was that the episode was outside the five-year required reporting period. Id. at 661. The court stated that the five-year disclosure period was only a guideline and other material legal proceedings(5) must be disclosed. Id. The court explained that the policy considerations around the adoption of the five-year rule "likely revolve[d] around the diminishing relevance of `ancient history'." Id. The court stated that it was likely ancient history to report a "ten or fifteen year old incident [which] mars an otherwise unblemished record." Id. The omission in this case, however, was material because it "was the first in a series of securities law and business difficulties for Mr. Ling that continue until the present time." Id.
     In Scott, the court found the omission of an almost twenty year old insurance fraud conviction to be material. 565 F.Supp at 1527. The court found this omission material under the TSC Industries materiality standard; however, the court also noted that "Scott actually filed an affidavit to the contrary in support of Cayman Re's application for a reinsurance license."
Id. The court found that the filing of this affidavit was "a conscious and deliberate intent to withhold . . . obviously relevant information." Id. at 1528.
     The Yeaman decision explained the distinction between incomplete disclosures about legal proceedings and the failure to
------------------------------
(5)  The Court used the TSC Industries test for materiality.
------------------------------
disclose proceedings where there is no duty to disclose. The court explained that Rule 12b-20 "provides that once disclosure has been made, the issuer must be sure to add all other and further material information needed to insure that the disclosures, which have been made, are not materially misleading." 1997 U.S. Dist LEXIS 2678 at *18. Proceedings outside the five year period, however, which were not part of a misleading disclosure, need not be disclosed. Id. at *29. The court held the SEC's interpretation that the five-year period was only a guide was inconsistent with the plain language of Regulation S-K itself. Id. at *31. The court noted that the SEC was fully capable of amending the regulation to achieve a desired result, which was evidenced by the fact that in 1978 the SEC reduced the required disclosure period from 10 to 5 years. Id. at *33 n.14.
     Both the Bertoglio and Scott decisions appear to be consistent with the Yeaman opinion because they involved misleading disclosure rather than lack of disclosure with no duty to disclose.
     5. IHI Did Not Make Material Misrepresentations in Connection with the Sale of Convertible Notes
     The Commission has also alleged that the Company committed fraud in connection with its sale of convertible notes between August 5, 1997, and October 31, 1997. The Staff alleges that IHI failed to disclose adverse financial information which came to its attention during the course of that offering.
     The Staff alleges that the term sheet for the notes offering set forth financial information disclosing an operating loss of approximately $1.9 million during the first four months of 1997, and further that the term sheet did not disclose that by the time of the offering IHI's losses had increased to $7.6 million and that IHI was facing a severe shortage of operating funds. For the reasons set forth below, it is clear that the Staff's allegations are without merit.
     IHI relied upon competent, experienced counsel to advise it in connection with the offering of these securities. A determination was made that that specific disclosure concerning the extent of losses and the updating of the term sheet was not required given the oral disclosures to prospective investors.
     In connection with any subscription to the note offering, investors were required to represent that:
          (a) that they have carefully read the term sheet and understand and have evaluated the risks of an investment in the notes;
          (b) have been provided with the opportunity to obtain additional information concerning the offering of the notes or the Company;
          (c) have been given the opportunity to ask questions of and receive answers from the Company or its representatives concerning the notes or an investment in the notes and have been given a further opportunity to verify the accuracy of that information;
          (d) that an investment in the note was speculative and involved a high degree of risk of loss of the entire investment
     The term sheet for the offering included audited financial statements from the Company as of December 31, 1997. Those financial statements indicated an operating profit of approximately $1.3 million. Additionally, the term sheet included unaudited financial information which reflected an operating loss for the first four months of 1997 of approximately $1.9 million, or a substantial "swing" in profitability of approximately $3.2 million. The Risk Factors section of the term sheet discloses adverse information with respect to the prospects for the Company's profitability and the probability of management success in enhancing probability.
     Specifically the term sheet states that the proceeds of the note offering will be used for working capital, general corporate purposes and expansion of Company office space. At page 10 of the term sheet, the Company notes that it:

     . . . anticipates that the net proceeds of the Offering, together with existing resources and cash generated from operations, if any, should be sufficient to satisfy the Company's working capital requirements through the end of 1997; however, there can be no assurance that the Company's working capital requirements during this period will not exceed its available resources or that these funds will be sufficient to meet the Company's long-term cash requirements for operations, including repayment of the Notes upon maturity. In the event the Company's plans or assumptions change or prove to be inaccurate, or the net proceeds of the Offering together with cash generated from future revenues, if any, prove to be insufficient to fund operations (due to unanticipated expenses, problems or otherwise), the Company may find it necessary and/or advisable to reallocate some of the net proceeds within the above-described categories or to use portions thereof for other purposes and therefore management will have significant discretion regarding how and when such proceeds will be applied. (emphasis added).

     Additionally, at page 13, the term sheet indicates:

     History of Operating Losses; Uncertainty of Future Profitability. The Company was incorporated on April 28, 1995, and from that date until June 21, 1995, the Company's operations consisted primarily of raising capital, developing a business plan, implementing business policies, recruiting professional advisors and administrative activities. During this development stage, the Company incurred losses of approximately $225,000. From the date of inception through December 31, 1996, the Company had accumulated losses of $617,572. As of December 31, 1996, the Company had stockholders' equity of $305,827 and its current liabilities exceed its current assets by $1,664,390. . . . The Company had net income of $1,312,251 for the year ended December 31, 1996. However, the Company lost $1,808,813 during the first four months of 1997 primarily due to the decline in margins from the Company's commission pay out structure. There can be no assurance that the Company's strategy to increase profitability will be successful or that the Company will be profitable in the future.

     6. The Form 8-K Filed by the Company on March 6, 1992 Was Not Materially Misleading

     The Staff has alleged that the Form 8-K filed by the Company on March 6, 1998, and signed by Mr. Van Etten contains "misrepresentations and omissions designed to conceal the fact that IHI, the only significant asset of Heritage Incorporated (formerly KARA) is operating a pyramid scheme.
     In United States v. Matthews, 787 F.2d 38 (2d Cir. 1986), the court considered an appeal from a criminal conviction for violations of Section 14A and SEC Rule 14A-9 promulgated thereunder. The charge on which Matthews was convicted alleged that Matthews was elected to the Board of Directors of Southland Corporation in 1981 by means of a proxy statement which failed to disclose, among other things, that he was a member of a conspiracy "to bribe members of the New York State Tax Commission in order to obtain favorable rulings on tax matters of interest to Southland." Id. at 39. In reversing Matthews' conviction on these counts, the court held "that Matthews was not legally required to confess that he is guilty of an uncharged crime in order that Southland's shareholders could determine the morality of his conduct." Id. at 49. In the instant case, International Heritage is operating a legitimate business enterprise and not a pyramid scheme as alleged by the Commission. Under the Matthews doctrine, the Company was not required to disclose that it was operating as a pyramid scheme when in fact it was not and did not believe it to be so.
     The Staff also challenges language in the Company's Form 8-K with respect to the Commission's informal investigation and the Company's responses to the Staff's requests for information. The Staff does not dispute that the Company has been cooperating with the Staff for approximately eight months and that the Commission instituted this action without any prior notice or opportunity to be heard on behalf of the Company. The Company had been engaged in discussions and continuing production of documents and information to the Staff through and including the commencement of this action, all without the Staff's having to resort to subpoena or the Commission's subpoena enforcement process. In fact, as recently as March 11, 1998, the Company provided additional information to the Staff pursuant to its verbal requests. However, given the Company's ongoing and complete cooperation with the Staff prior to the commencement of this action, the Staff's suggestion that the Company's disclosures relating to the Commission's investigation in the Form 8-K are materially false is without merit.
     To date, none of the Defendants have been found to have violated state or federal securities laws or to have engaged in any fraudulent conduct. The Commission's allegations in this action are just that -- mere allegations.
The Staff's argument is premised entirely upon the Court's acceptance of their argument that the distributorships or business centers established by representatives of the Company constitute investment contracts. Moreover, as more fully set forth above, the Commission's allegations of fraud in connection with the offering of certain convertible note interests are totally without merit. It is unlikely that the Commission will be able to establish by the positive proof required a "reasonable likelihood" Defendants will violate federal securities laws.
     As the Staff points out in its Complaint, the Company has been the subject of inquiry or investigation by several state agencies charged with enforcing the anti-pyramid laws in that state. The Company has addressed each state's concern and reached an appropriate resolution of those concerns which does not require the Company to cease any aspect of its operations or business. Far from being indicative of prior violations, these actions confirm the legitimacy and appropriateness of the Company's business plan.
     The Company has throughout its history, tried to conduct itself in accordance with applicable state and federal laws, employing legal, accounting and industry professionals to guide it through the myriad of regulations governing its business. There is no evidence which suggests that Defendants operated or attempted to operate with any fraud or deceit in the conduct of its business activities. Nor can it be said that the Company acted with reckless disregard to such issues.
     When the SEC sought its ex parte relief, the Court did not have the opportunity to weigh "the deleterious effects" of its freeze order on IHI's business, and those effects are ruinous. If IHI is unable to compensate its sales representatives, all of whom are independent contractors, and its employees or to purchase, pay for and receive or ship its products, it is effectively out of business. To the extent that the goal of the freeze order was to protect the assets in the event the SEC ultimately prevails, the freeze order will have exactly the opposite effect. So long as the freeze order remains in place, the Company will disintegrate leaving nothing to satisfy any claims against the Company.
     The Staff has offered no evidence that the Company or Company management has or is about to engage in "the dissipation of . . . [D]efendants' assets .
 . . ." SEC v. American Bd. of Trade, Inc., supra at 436. Moreover, the Commission has not sustained its burden to prove that the corporate assets will be subject to diversion and waste. International Heritage is an ongoing viable business engaged in the manufacture and purchase for resale of quality products. There is no evidence to suggest that corporate officers or management have been "looting" the corporation. To the contrary, in an effort to enhance the Company's profitability, management has undertaken numerous steps, including the acceptance of cuts and deferrals in compensation in order to better manage the Company's assets.

           [Remainder of page intentionally left blank]

                         IV.  CONCLUSION
     Based on the foregoing, the SEC Motion for a Preliminary Injunction and Other Equitable Relief should be denied and the ex parte Orders, as modified by this Court's Order of March 18, 1998, should be dissolved.
                              Respectfully submitted,

                              /s/Michael K. Wolensky
                              Michael K. Wolensky, Esq.
                              Georgia Bar No. 773125
                              Robert G. Brunton, Esq.
                              Georgia Bar No. 090784
                              David J. Gellen, Esq.
                              Georgia Bar No. 289172

                              Kutak Rock
                              Suite 2100
                              225 Peachtree Street, N.E.
                              Atlanta, GA  30303-1731
                              (404) 222-4600


                              Brent E. Wood, Esq.
                              Wood & Francis, PLLC
                              P.O. Box 164
                              Raleigh, NC  27602
                              919/282-0801

                              Counsel for Defendants

                      CERTIFICATE OF SERVICE
     This is to certify that I have this day caused to be served a copy of the DEFENDANTS' MEMORANDUM IN OPPOSITION TO PLAINTIFF'S MOTION FOR A PRELIMINARY INJUNCTION AND OTHER EQUITABLE RELIEF, by hand delivery, properly addressed as follows:
          William P. Hicks, Esq.
          District Trial Counsel
          United States Securities and
            Exchange Commission
          3475 Lenox Road, NE, Suite 1000
          Atlanta, GA  30326-1232

          Joel Piassick, Esq.
          Kilpatrick Stockton LLP
          Suite 2800
          1100 Peachtree Street, N.E.
          Atlanta, GA  30309-4530


     This 24th day of March, 1998.




                              /s/Michael K. Wolensky